Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS 2010 FIRST QUARTER RESULTS

• First Quarter Revenues of $350 Million

• Adjusted EPS of $0.67 and EPS of $0.29 after a special charge

• Adjusted EBITDA of $75.9 Million

West Palm Beach, FL, May 5, 2010 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the first quarter ended March 31, 2010.

For the first quarter of 2010, revenues increased to $350.0 million from $347.8 million in the prior year period. Adjusted earnings per diluted share were $0.67 before $0.38 of special charges described below and EPS was $0.29 per diluted share. Adjusted EBITDA before $30.2 million of special charges, increased to $75.9 million, or 21.7% of revenues, compared with $74.0 million, or 21.3% of revenues, in the first quarter of 2009. Adjusted earnings per diluted share and Adjusted EBITDA are non-GAAP measures which are described below.

The Company recorded a special charge in the first quarter of $30.2 million. This charge includes $19.3 million related to the termination of 144 employees; $7.8 million of lease termination charges in connection with the consolidation of four office locations and $3.1 million of other charges. Of the $30.2 million charge, approximately $21.8 million requires the use of cash and $8.4 million is a non-cash charge. These actions were taken to eliminate redundancies resulting from acquisitions completed over the last two years, to provide for appropriate levels of administrative support and to better align capacity with expected demand.

As of March 31, 2010, the Company had $80.9 million of cash and cash equivalents.

Commenting on these results, Jack Dunn, FTI’s president and chief executive officer said, “Our first quarter of 2009, with its record restructuring market and two of the largest financial fraud cases of all time, was a tough quarter to beat. It is a tribute to the great professionals at FTI and the diversified business platform that we have built, that we were able to do so. The first quarter 2010 results reflect the changing nature of the global economy. While activity is still far from robust, there appear to be signs of strength in many sectors. As anticipated, we experienced slowing results from our practices that serve companies undergoing economic challenge but the beginnings of growth from those practices that benefit in times of recovery.”

“The diversity of our business across many industries and activities, our global presence, with a record 20% of our revenue in the quarter coming from outside the U.S., and the array of intellectual capital represented by our great professionals place us in a good position to advise on the ample challenges brought on by the credit crisis and the recession as well as those associated with economic expansion. We continue to be a thought leader and a sought-after advisor providing critical thinking at the critical time.”

First Quarter Segment Results

Corporate Finance/Restructuring

Revenues in the Corporate Finance/Restructuring segment were $117.5 million, compared with $127.5 million in the first quarter of the prior year. Adjusted Segment EBITDA was $34.7 million, or 29.6% of segment revenues, compared with $40.7 million, or 31.9% of segment revenues, in the prior year quarter. The segment’s revenue declined from last year’s record levels and resulted from a slowing of new restructuring opportunities in the U.S. While robust high yield markets and improving corporate earnings slowed the volume of new cases, we expect to continue to assist clients for years to come in the aftermath of the largest economic dislocation since the Great Depression. The segment experienced strong growth in its communications/media/entertainment practice and international business. Adjusted Segment EBITDA margins declined from the 2009 level due to lower utilization. In light of the slowing demand the segment has taken steps to bring its headcount into line with current activity levels.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment were $78.7 million, compared with $78.4 million in the first quarter of the prior year. Adjusted Segment EBITDA was $19.8 million, or 25.1% of segment revenues, compared to $21.9 million, or 28.0% of segment revenues, in the prior year’s first quarter. The segment experienced sequential quarterly revenue growth of 12%. Compared to the prior year quarter, the construction solutions and international investigations practices grew and the domestic dispute and litigation practice largely replaced revenue declines in the unprecedented financial fraud cases that arose last year and continue, but at substantially reduced levels. Recent SEC enforcement actions are beginning to produce business and may portend long anticipated government activism. Adjusted Segment EBITDA margins declined year over year due to somewhat lower utilization levels compared to record first quarter margins in 2009.

Economic Consulting

Revenues in the Economic Consulting segment increased 22.7% to a record $67.3 million from $54.8 million in the first quarter of the prior year, its fifth sequential quarterly record in revenues. Adjusted Segment EBITDA increased 31.0% to $13.5 million, or 20.1% of segment revenues, compared to $10.3 million, or 18.8% of segment revenues, in the prior year quarter. While the market for this segment has not returned to normal levels, we did open 25% more cases than in the prior year quarter, and the trend to more normal levels of demand for services appears to be continuing. We also expanded our capacity and market share with our new offices in London, New York and the West Coast. The segment was active in supporting financial disputes and experienced improving demand resulting from regulatory activity, particularly from the major government agencies. Adjusted Segment EBITDA margins improved due to higher utilization.

Technology

Revenues in the Technology segment were $43.4 million, compared to $44.3 million in the first quarter of the prior year. Adjusted Segment EBITDA increased 31.8% to $17.3 million, or 39.8% of segment revenues, compared to $13.1 million, or 29.6% of segment revenues, in the prior year quarter. The Technology segment continues to be a preferred provider in large and complex situations, and had a solid performance driven by several large litigation, bankruptcy and product liability cases as well as excellent operational execution. In addition, we successfully launched Acuity, our integrated e-discovery and automated document review offering that positions FTI for the first time directly in the review space – the largest cost component of the discovery process. An increase in unit volumes in the hosting and processing business more than offset continuing price pressure as the Segment’s pricing strategy and cost control measures gained traction. Adjusted Segment EBITDA margins improved due to the contribution from several significant engagements and cost control measures in selling, general and administrative expense. The segment continued to invest in research and development, with $5.4 million of cost in the quarter, unchanged from the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment were $43.2 million, compared to $42.8 million in the first quarter of the prior year. Adjusted Segment EBITDA was $5.7 million, or 13.3% of segment revenues, compared to $5.8 million, or 13.6% of revenues, in the prior year quarter. Within an overall slow environment for discretionary corporate spending, M&A and capital markets activity, the segment is experiencing a gradual improvement in business trends as evidenced by the second consecutive quarter of net annualized retainer wins, reversing a decline that began in the fourth quarter of 2008. IPO filings have increased significantly compared to last year’s first quarter and improving levels of M&A activity provide some evidence of a trend toward more normal levels of opportunity for the segment.

Segment Reclassification and Other

Effective January 1, 2010, we implemented a change in our organizational structure. The Company’s Financial and Enterprise Data Analytics (FEDA) sub-practice has been moved from the Technology segment to the Forensic and Litigation Consulting segment. All discussion and presentation of results have been adjusted to set forth this change for all periods presented. Adjusted Segment EBITDA, a non-GAAP measure, excludes the impact of special charges as discussed above.

First Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss first quarter financial results at 9:00 AM Eastern Time on Wednesday, May 5, 2010. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,400 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. We defined Adjusted Segment EBITDA as the segment’s share of consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Although Adjusted EBITDA, and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee incentive compensation. We define Adjusted earnings per diluted share (Adjusted EPS) as earnings per diluted share minus the per share impact of the special charges.

Adjusted EBITDA, Adjusted Segment EBITDA and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. Reconciliations of operating profit to Adjusted EBITDA, segment operating profit to Adjusted Segment EBITDA and EPS to Adjusted EPS are included in the accompanying tables to today’s press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the current global financial crisis and economic conditions, the crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Revenues	$350,040	$347,846

Operating expenses
Direct cost of revenues	197,460	192,412
Selling, general and administrative expense	84,401	88,753
Special charges	30,245	—
Amortization of other intangible assets	6,091	6,050

	318,197	287,215

Operating income	31,843	60,631

Other income (expense)
Interest income and other	2,354	2,303
Interest expense	(11,318)	(11,013)

	(8,964)	(8,710)

Income before income tax provision	22,879	51,921
Income tax provision	8,694	20,249

Net income	$14,185	$31,672

Earnings per common share - basic	$0.31	$0.63

Weighted average common shares outstanding - basic	45,799	50,171

Earnings per common share - diluted	$0.29	$0.60

Weighted average common shares outstanding - diluted	48,128	52,979

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended March 31, 2010
Corporate Finance/Restructuring	$117,467	$34,719	29.6%	69%	$457	701
Forensic and Litigation Consulting	78,678	19,784	25.1%	78%	$325	771
Economic Consulting	67,307	13,520	20.1%	82%	$470	302
Technology	43,373	17,261	39.8%	N/M	N/M	242
Strategic Communications	43,215	5,742	13.3%	N/M	N/M	569

	$350,040	91,026	26.0%	N/M	N/M	2,585

Corporate		(15,144)

Adjusted EBITDA (1)		$75,882	21.7%

Three Months Ended March 31, 2009
Corporate Finance/Restructuring	$127,542	$40,721	31.9%	83%	$418	715
Forensic and Litigation Consulting (3)	78,374	21,941	28.0%	82%	$319	702
Economic Consulting	54,836	10,319	18.8%	78%	$454	275
Technology (3)	44,323	13,098	29.6%	N/M	N/M	259
Strategic Communications	42,771	5,796	13.6%	N/M	N/M	566

	$347,846	91,875	26.4%	N/M	N/M	2,517

Corporate		(17,912)

Adjusted EBITDA (1)		$73,963	21.3%

(1)	We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. We define Adjusted Segment EBITDA as the segments’ share of consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Although Adjusted EBITDA, and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles ("GAAP"), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee incentive compensation.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

(3)	Effective January 1, 2010, we implemented a change in our organizational structure that resulted in the movement of our Financial and Enterprise Data Analytics subpractice from our Technology segment to our Forensic and Litigation Consulting segment. This change has been reflected in our segment reporting for all periods.

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Net income	$14,185	$31,672

Earnings per common share - diluted	$0.29	$0.60

Add back: Special charges, net of taxes of $12,176	$18,069	$—

Adjusted net income before special charges	$32,254	$31,672

Adjusted earnings per common share - diluted before special charges (1)	$0.67	$0.60

(1)	We define adjusted earnings per diluted share (Adjusted EPS) as earnings per diluted share minus the per share impact of the special charges.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND SPECIAL CHARGES

(Unaudited)

	Corporate Finance / Restructuring	Forensic and Litigation Consulting (2)	Economic Consulting	Technology (2)	Strategic Communications	Corp HQ	Total
Three Months Ended March 31, 2010
Net income							$14,185
Interest income and other							(2,354)
Interest expense							11,318
Income tax provision							8,694

Operating income	$25,644	$12,400	$5,766	$7,302	$2,347	$(21,616)	31,843
Depreciation	994	829	630	3,050	823	1,377	7,703
Amortization of other intangible assets	1,492	995	310	1,982	1,312	—	6,091
Special charges	6,589	5,560	6,814	4,927	1,260	5,095	30,245
Non-operating litigation settlements	—	—	—	—	—	—	—

Adjusted EBITDA (1)	$34,719	$19,784	$13,520	$17,261	$5,742	$(15,144)	$75,882

Three Months Ended March 31, 2009
Net income							$31,672
Interest income and other							(2,303)
Interest expense							11,013
							20,249

Operating income	$38,375	$20,597	$9,367	$8,167	$3,876	$(19,751)	60,631
Depreciation	764	660	407	2,860	752	1,589	7,032
Amortization of other intangible assets	1,582	684	545	2,071	1,168	—	6,050
Special charges	—	—	—	—	—	—	—
Non-operating litigation settlements	—	—	—	—	—	250	250

Adjusted EBITDA (1)	$40,721	$21,941	$10,319	$13,098	$5,796	$(17,912)	$73,963

(1)	We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. We define Adjusted Segment EBITDA as the segments’ share of consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Although Adjusted EBITDA, and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles ("GAAP"), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee incentive compensation.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

(2)	Effective January 1, 2010, we implemented a change in our organizational structure that resulted in the movement of our Financial and Enterprise Data Analytics subpractice from our Technology segment to our Forensic and Litigation Consulting segment. This change has been reflected in our segment reporting for all periods.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(in thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Operating activities
Net income	$14,185	$31,672
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	7,703	7,032
Amortization of other intangible assets	6,091	6,050
Provision for doubtful accounts	3,010	6,788
Non-cash share-based compensation	7,394	6,445
Excess tax benefits from share-based compensation	(754)	(185)
Non-cash interest expense	1,800	1,854
Other	(476)	(604)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(32,291)	(41,148)
Notes receivable	(14,971)	(3,836)
Prepaid expenses and other assets	6,826	943
Accounts payable, accrued expenses and other	20,909	(2,896)
Income taxes	(13,182)	9,614
Accrued compensation	(31,363)	(28,953)
Billings in excess of services provided	(2,144)	(2,526)

Net cash (used in) operating activities	(27,263)	(9,750)

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(17,544)	(24,526)
Purchases of property and equipment	(5,168)	(4,459)
Proceeds from maturity of short-term investment	15,000	—
Other	(2,976)	173

Net cash (used in) investing activities	(10,688)	(28,812)

Financing activities
Borrowings under revolving line of credit	20,000	—
Payments of revolving line of credit	(20,000)	—
Payments of long-term debt and capital lease obligations	(527)	(322)
Issuance of common stock under equity compensation plans	832	5,930
Excess tax benefit from share based compensation	754	185
Other	442	—

Net cash provided by financing activities	1,501	5,793

Effect of exchange rate changes on cash and cash equivalents	(1,544)	(1,378)

Net decrease in cash and cash equivalents	(37,994)	(34,147)
Cash and cash equivalents, beginning of period	118,872	191,842

Cash and cash equivalents, end of period	$80,878	$157,695

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

(in thousands, except per share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$80,878	$118,872
Accounts receivable:
Billed	243,045	241,911
Unbilled	135,911	104,959
Allowance for doubtful accounts and unbilled services	(63,728)	(59,328)

	315,228	287,542
Notes receivable	24,761	20,853
Prepaid expenses and other current assets	32,199	52,172
Deferred income taxes	25,444	20,476

Total current assets	478,510	499,915
Property and equipment, net of accumulated depreciation	79,645	80,678
Goodwill	1,185,552	1,195,949
Other intangible assets, net of amortization	168,012	175,962
Notes receivable, net of current portion	79,407	69,213
Other assets	54,496	55,621

Total assets	$2,045,622	$2,077,338

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$74,468	$81,193
Accrued compensation	101,164	152,807
Current portion of long-term debt and capital lease obligations	143,613	138,101
Billings in excess of services provided	31,743	34,101

Total current liabilities	350,988	406,202
Long-term debt and capital lease obligations, net of current portion	417,260	417,397
Deferred income taxes	99,954	95,704
Other liabilities	58,768	53,821

Total liabilities	926,970	973,124
Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 46,967 (2010) and 46,985 (2009)	470	470
Additional paid-in capital	552,198	535,754
Retained earnings	629,714	615,529
Accumulated other comprehensive loss	(63,730)	(47,539)

Total stockholders’ equity	1,118,652	1,104,214

Total liabilities and stockholders’ equity	$2,045,622	$2,077,338